      As filed with the Securities and Exchange Commission on March 9, 2001

                                                      Registration No. 333-_____

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  ---------------------------------------------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                  ---------------------------------------------

                           DOLLAR GENERAL CORPORATION
             (Exact name of registrant as specified in its charter)

              TENNESSEE                                   61-0502302
 (State or other jurisdiction of                (I.R.S. employer identification
  incorporation or organization)                             number)

               100 MISSION RIDGE, GOODLETTSVILLE, TENNESSEE 37072
                                 (615) 855-4000
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        LARRY K. WILCHER, GENERAL COUNSEL
                           DOLLAR GENERAL CORPORATION
               100 MISSION RIDGE, GOODLETTSVILLE, TENNESSEE 37072
                                 (615) 855-4000
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                          Copies of communications to:
                               HOWARD H. LAMAR III
                             BASS, BERRY & SIMS PLC
                        315 DEADERICK STREET, SUITE 2700
                           NASHVILLE, TENNESSEE 37238
                                 (615) 742-6200

                               ------------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

==============================================================================================================
                                                      Proposed Maximum      Proposed Maximum       Amount of
  Title of Each Class of              Amount to be   Offering Price per    Aggregate Offering    Registration
Securities to be Registered            Registered         Unit (1)              Price (1)             Fee
--------------------------------------------------------------------------------------------------------------
Common Stock, $0.50 par value          12,556,014          $18.08             $227,012,733          $56,754
per share, together with related       shares
rights to purchase Series B
Junior Participating Preferred Stock
==============================================================================================================

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) on the basis of the average of the high and low sales prices of Dollar General Corporation's common stock on March 7, 2001, as reported on the consolidated tape for New York Stock Exchange listed companies.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
================================================================================

The information in this prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                   SUBJECT TO COMPLETION, DATED MARCH 9, 2001

PROSPECTUS

                                     DOLLAR
                                     GENERAL
                                   CORPORATION




                                12,556,014 SHARES
                                  COMMON STOCK

         This prospectus covers 12,556,014 shares of the common stock of Dollar General Corporation. These shares may be offered and sold from time to time by or on behalf of the Turner Children Trust. We will not receive any of the proceeds from the sale of the common stock. All costs relating to the registration of the common stock will be borne by the selling shareholder.

         Our common stock is traded on the New York Stock Exchange under the symbol "DG." Our executive offices are located at 100 Mission Ridge, Goodlettsville, Tennessee 37072, and our telephone number at that address is
(615) 855-4000.

                             ----------------------

         INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

                             ----------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this prospectus is _____________, 2001.

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
THE COMPANY...................................................................3
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS..........................5
RISK FACTORS..................................................................6
USE OF PROCEEDS..............................................................10
SELLING SHAREHOLDER..........................................................10
PLAN OF DISTRIBUTION.........................................................10
LEGAL MATTERS................................................................11
EXPERTS......................................................................11
AVAILABLE INFORMATION........................................................12

                            -------------------------

         Our fiscal year ends on the Friday closest to January 31. This prospectus contains references to years 1995 through 2001, which represent fiscal years ended or ending January 31, 1996, January 31, 1997, January 30, 1998, January 29, 1999, January 28, 2000, February 2, 2001 and February 1, 2002.

         You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained in or incorporated by reference in this prospectus. The selling shareholder is not making an offer of the common stock in any state where the offer is not permitted. You should assume that the information appearing in this prospectus and the documents incorporated by reference in this prospectus are accurate only as of their respective dates.

                                   THE COMPANY

GENERAL

         Dollar General Corporation is a leading discount retailer of quality general merchandise at everyday low prices. Through conveniently located stores, we offer a focused assortment of consumable basic merchandise including health and beauty aids, packaged food products, cleaning supplies, housewares, stationery, seasonal goods, basic apparel and domestics. Our stores serve primarily low-, middle- and fixed-income families. As of February 2, 2001, we operated 5,001 stores located in 25 states, primarily in the southeastern and midwestern United States.

         We opened our first store in 1955. In the last six years, we have experienced a rapid rate of expansion, increasing our number of stores from 2,059 stores at January 31, 1995 to 5,001 stores at February 2, 2001. In addition to growth from new store openings, we recorded same-store sales increases of 8.4%, 8.3%, 6.4% and 0.9% in 1997, 1998, 1999 and 2000,
respectively. For years 1995 through 2000, our net sales increased at a compound annual growth rate of 20.9%, our operating income increased at a compound annual growth rate of 17.6% and our net income increased at a compound annual growth rate of 18.6%. In 2000, net sales increased 17.1%, while operating and net income decreased 4.2% and 6.1%, respectively, from 1999 levels. Management believes the change in performance in 2000 was primarily the result of an extensive system-wide store retrofit program designed to improve store layouts and changes in the store merchandise ordering process that adversely affected our in-stock position. In addition, our performance was impacted by changes in general economic conditions. Our business is somewhat seasonal in nature. Because of the holiday season, our sales and net income are higher in the fourth quarter than in other quarters.

BUSINESS STRATEGY

         Our mission statement is "A Better Life for Everyone!" To carry out this mission, we have developed a business strategy that focuses on providing our customers with a focused assortment of consumable basic merchandise in a convenient, small-store format.

         Our Customers. We serve the consumable basics needs of customers primarily in the low- and middle-income brackets and customers on fixed incomes. Specifically, two-thirds of our customers live in households earning less than $30,000 a year, and nearly half earn less than $20,000 a year. We believe that we are well positioned to meet the consumable basics needs of the consumers in this group.

         Our Stores. Our stores average approximately 6,700 selling square feet and usually are located within three to five miles of our customers' homes. In addition, most of our stores are in small towns with populations of less than 25,000. This appeals to our target customers, many of whom, we believe, prefer the convenience of a small, neighborhood store. As the discount store industry continues to move toward larger, "super-center" type stores, which are often built outside of towns, we believe our convenience discount store format has become even more appealing to a wider range of consumers.

         Our Merchandise. We are committed to offering a focused assortment of quality, consumable basic merchandise in a number of core categories such as health and beauty aids, packaged food products, cleaning supplies, housewares, stationery, seasonal goods, basic apparel and domestics. Because we offer a focused assortment of consumable basic merchandise, our customers are able to shop our stores for their everyday household needs, leading to frequent customer visits. In 2000, the average customer transaction was $8.14.

         Our Prices. We distribute quality, consumable basic merchandise at everyday low prices. Our low-cost operating structure and focused assortment of merchandise allow us to offer quality merchandise with compelling value. As part of this strategy, we emphasize even-dollar price points. The majority of our products are priced at $10 or less, with nearly 50% of our products priced at $1 or less. Our most expensive items are generally priced at $35.

         Our Cost Controls. We maintain strict overhead cost controls and seek to locate stores in neighborhoods where store rental and operating costs are low. We use new technology where it is cost effective to improve our operating efficiencies.

GROWTH STRATEGY

         We believe that our future growth will come from a combination of new store growth, infrastructure investments and merchandising initiatives.

         New Store Growth. We believe that our convenient, small-store format is adaptable to towns and neighborhoods throughout the country. We currently serve more than 3,000 communities with populations of fewer than 25,000. We will continue to focus on towns and neighborhoods within our existing market area where we believe that we have the potential to significantly expand our store base. By opening new stores in our existing market area, we take advantage of brand awareness and maximize our operating efficiencies. In addition, we expect to explore the potential for geographic expansion as opportunities present themselves. In 1998, 1999 and 2000, we opened 551, 646 and 758 new stores, respectively. In addition, we remodeled or relocated 351, 409 and 237 stores in 1998, 1999 and 2000, respectively. In 2001, we expect to open between 600-700 new stores and remodel or relocate approximately 150 stores.

         Infrastructure Investments. We continue to make significant investments in infrastructure. We believe that these investments will enable us to grow our store base and improve our operating margin. In 2000, we completed a 1.0 million square foot distribution center in Alachua, Florida, and we expect to complete a
1.2 million square foot distribution center in Zanesville, Ohio in the first half of 2001. We also focused on technology investments in 2000. As part of our technology upgrade, we installed new flat bed scanners in all of our stores and new IBM registers and checkouts in 2,600 stores (with the remaining stores expected to be completed by the end of 2001). In addition, we migrated all corporate computer systems to an improved computer system and replaced a portion of our business applications. We also implemented a new distribution center replenishment system, which has helped reduce our inventory at the distribution centers.

         Merchandising Initiatives. Our merchandising initiatives are designed to promote same-store sales increases. In 2000, we modified our merchandise mix by discontinuing 800 slow-performing items and adding 600 items. We also added soft drink coolers in all of our stores, and we continued to introduce promotional items, representing less than 5% of total net sales in 2000. We will continue to evaluate the performance of our consumable product categories and make changes as we believe appropriate.

MERCHANDISE

         Our stores offer a focused assortment of quality, consumable basic merchandise in a number of core categories. We believe that our merchandising strategy generates frequent repeat customer traffic. We can offer everyday low prices to our customers in large part because our buying staff negotiates low purchase prices from our suppliers. We purchase our merchandise from a wide variety of suppliers. No supplier accounted for more than 8% of our purchases in 2000.

         In order to fulfill our commitment to maintain high in-stock levels of core merchandise, we generally limit our stock keeping units, or SKUs, per store to approximately 3,500 items. We believe our risk of inventory obsolescence is low because we offer quality, consumable basic merchandise. Our stores receive merchandise shipments weekly from our distribution centers.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

         We have incorporated by reference or made forward-looking statements in this prospectus that are subject to risks and uncertainties. Specifically, we have provided forward-looking expectations for our revenues, same-store sales, gross profit, selling, general and administrative expense, interest expense, tax rate, earnings per share and new store openings. Forward-looking statements also include those statements preceded by, followed by or that otherwise include the words or phrases: "believes," "expects," "anticipates," "projects," "intends," "should result," "estimates" or other similar expressions. For all these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

         You should understand that the following important factors, in addition to those discussed under "Risk Factors" in this prospectus and elsewhere in this prospectus and the documents which are incorporated herein by reference, could affect our future results and could cause those results to differ materially from those expressed in our forward-looking statements:

         - general transportation and distribution delays or interruptions;

         - delays and interruptions associated with technology implementations and store retrofits, remodelings or relocations;

         -        interruptions in the business of our suppliers;

         - performance of management personnel engaged in new roles and integration of new management personnel;

         - ability to continue to purchase inventory on favorable terms and to accomplish new merchandising initiatives;

         -        changes in our merchandise mix;

         - conditions affecting the availability, acquisition and development of real estate and our ability to obtain leases on favorable terms;

         - costs and delays associated with building, opening and operating new distribution centers and stores;

         -        increased competition;

         -        inventory risks due to shifts in market demand;

         - fuel price fluctuations that affect the disposable income of our customer base or that affect our distribution costs; and

         -        interest rate fluctuations.

         Caution should be taken not to place undue reliance on forward-looking statements, since the statements speak only as of the date they are made. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise. Additional information concerning the risks and uncertainties listed above and other factors you may wish to consider are set forth in our Annual Report on Form 10-K for the year ended January 28, 2000 and other reports we file from time to time with the SEC. See "Available Information."

                                  RISK FACTORS

         You should carefully consider the risks described below, as well as other information contained in this prospectus and the documents incorporated by reference in this prospectus, before buying our common stock in this offering. Due to these risks, our business, financial condition or results of operations could be materially harmed, the trading price of our common stock could decline and you may lose all or part of your investment.

WE MAY NOT ACHIEVE OUR HISTORICAL SALES GROWTH RATES, NOR BE ABLE TO SUCCESSFULLY MANAGE OUR GROWTH

         Our net sales increased 17.1% in 2000 compared to 20.7% in 1999 and 22.6% in 1998. At the same time, our operating income declined 4.2% and our net income declined by 6.1% in 2000 compared to 1999. In 2000, we opened 758 new stores compared to 646 in 1999 and 551 in 1998. Same-store sales increases were 0.9% in 2000, 6.4% in 1999 and 8.3% in 1998. Management believes the change in performance in 2000 was primarily the result of an extensive system-wide store retrofit program and changes in the store merchandise ordering process. As a result, our store operations were disrupted, adversely affecting our in-stock position and reducing our sales productivity. We do not anticipate that we will maintain our new store growth rate at the same level of 2000, as we currently anticipate opening 600-700 new stores in 2001, and we do not anticipate major store layout initiatives in 2001. While we expect continued growth in net sales and our percentage growth in same-store sales to improve in 2001 compared to 2000, we currently do not anticipate we will achieve the growth rates of 1999 or 1998. In addition, there can be no assurance that we can manage expanded operations effectively and any failure to do so could have a material adverse effect on our business, results of operations and financial condition.

DISTRIBUTION DELAYS OR INTERRUPTIONS COULD HARM OUR SALES AND PROFITABILITY

         We are highly dependent on ground and overseas transportation to deliver merchandise to our distribution centers and further dependent on ground transportation to deliver merchandise from our distribution centers to each of our stores. We depend on our vendors to provide our distribution centers with merchandise on a timely basis and on our internal inventory replenishment systems and procedures to assure that our stores have adequate merchandise in stock. Failure of merchandise to reach our stores on a timely basis could result in stores not being in stock. Distribution delays or interruptions resulting from:

         -        third party vendor delays in production and/or shipping;

         -        work stoppages as a result of labor unrest or strikes;

         - disruptions in our internal inventory replenishment systems and procedures arising out of employee training or hiring problems, the introduction of new systems or procedures, computer malfunctions or other issues;

or other factors could have a material adverse effect on our business, results of operations and financial condition.

WE MAY BE UNABLE TO PURCHASE SUITABLE MERCHANDISE AT FAVORABLE PRICES

         Our success depends in large part upon our ability to select and purchase quality merchandise at attractive prices in order to maintain a balance of regularly available core products and a changing mix of new merchandise. We have no continuing contracts for the purchase of merchandise and must continually seek out buying opportunities from both our existing suppliers and new sources, for which we compete with other discount, convenience, variety and closeout merchandisers. Although we believe that our management has long-standing and satisfactory relationships with our suppliers, there can be no assurance that we will be successful in maintaining a continuing and increasing supply of quality merchandise at attractive prices.

OUR ABILITY TO OFFER MERCHANDISE AT AN ATTRACTIVE PRICE MAY BE ADVERSELY AFFECTED BY ECONOMIC FACTORS BEYOND OUR CONTROL

         Our ability to provide quality merchandise in our target price range is subject to certain economic factors which are beyond our control, including:

         -        inflation;

         -        minimum wage levels; and

         -        transportation, energy and other operating costs.

There can be no assurance that these economic factors will not adversely affect our business. In particular, hourly minimum wage rates, health care costs, distribution costs or other costs may increase, which could adversely impact our operating results.

GENERAL ECONOMIC CONDITIONS THAT ADVERSELY AFFECT OUR CUSTOMER BASE COULD REDUCE OUR PROFITABILITY

         General economic conditions that place pressure on the budgets of our targeted customer base of low-, middle- and fixed-income consumers (e.g., increases in the prices of petroleum and utilities) can limit the income they otherwise have available to spend on our merchandise and reduce our profitability. For example, we believe the increase in gasoline prices in 2000 played a role in limiting the growth of our net sales.

OUR STORES MAY BE UNABLE TO COMPETE SUCCESSFULLY WITH OTHER STORES, WHICH COULD ADVERSELY AFFECT OUR PROFITABILITY

         The retail industry is highly competitive. We compete with discount stores and with many retailers including:

         -        grocery;

         -        discount drug;

         -        convenience;

         -        variety; and

         -        other specialty stores.

Some of the largest retail companies in the nation have stores in some of the areas where we operate. We expect to face increased competition in the future which could have a material adverse effect on our business, results of operations and financial condition.

OUR FUTURE SUCCESS DEPENDS ON OUR KEY MANAGEMENT PERSONNEL, AND WE RECENTLY HAVE MADE SEVERAL SENIOR MANAGEMENT CHANGES

         Our success continues to be highly dependent upon the efforts of key management personnel, particularly our senior executive officers. In 2000 and 2001, we made senior management personnel changes including a new chief financial officer, a new chief administrative officer and changes in responsibilities for merchandising and store operations. Our inability to effectively integrate new management personnel or their inability to effectively perform in new roles could have an adverse impact on our operating results. The loss of the services of certain of our key management personnel could have a material adverse effect on us.

TECHNOLOGY INITIATIVES MAY DISRUPT OUR BUSINESS

         During 2000, we began a new store merchandise ordering process using handheld scanning devices to facilitate more automated store-based inventory replenishment procedures. We plan to introduce more technology into our stores in order to establish perpetual inventory capabilities, eliminate manual, paper-intensive procedures, enhance reporting capabilities and provide store managers with more information to increase the efficiency of store operations. These initiatives will involve changes in established procedures, retraining of personnel and additional capital expenditures and may initially disrupt store operations before we are able to realize the long term benefits we seek. We believe the changes in our inventory replenishment procedures adversely affected our in-stock position in 2000.

SHIFTS IN MARKET DEMAND COULD RESULT IN SIGNIFICANT MARKDOWNS OF OUR INVENTORY AND IN LOSS OF PROFITABILITY

         As a result of operating more than 5,000 stores, we carry extensive inventory, particularly in the third and fourth quarters of the fiscal year. Material shifts in market demand for merchandise could result in us carrying inventory that cannot be sold at anticipated retail prices and could result in significant markdowns and warehouse capacity problems. Failure to maintain proper inventory levels and purchase appropriate merchandise could result in a material adverse effect on our business, results of operations and financial condition.

DELAYS IN ADDING THE NEW OHIO DISTRIBUTION CENTER COULD HARM OUR ABILITY TO KEEP OUR STORES STOCKED WITH MERCHANDISE

         In the first half of 2001, we expect to complete our new distribution center in Zanesville, Ohio. Delays in completing this distribution center on a timely basis or unexpected difficulties that arise in integrating the new distribution center into our operations could have a material adverse effect on our ability to keep existing stores in the territory served by the distribution center in stock with merchandise. Moreover, if problems develop, our ability to open new stores in the area covered by this distribution center could be affected.

FLUCTUATIONS IN OUR QUARTERLY OPERATING RESULTS MAY RESULT IN DECREASES IN OUR STOCK PRICE

         Our quarterly operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside our control. Factors that could affect our quarterly net sales or operating results generally include:

         -        the mix of merchandise sold;

         - costs relating to the expansion of our business and the timing of new store openings;

         - the timing of store changes that could disrupt store operations;

         -        the seasonal nature of our business;

         -        price competition or price changes; and

         -        general economic conditions.

Quarterly sales and operating results can be difficult to forecast even in the short term, though typically as a result of the holiday season, our net sales are highest in the fourth quarter of the fiscal year. Due to all the foregoing factors, it is possible that our net sales or operating results in one or more future quarters will fail to meet or exceed the expectations of securities analysts or investors. In such event, the trading price of the common stock would likely be adversely affected.

MARKET FACTORS OUTSIDE OUR CONTROL COULD LEAD TO VOLATILITY IN OUR STOCK PRICE

         The market price of our common stock could be subject to significant fluctuations in response to variations in

         -        monthly sales reports and quarterly operating results;

         -        our prospects;

         -        changes in earnings estimates by securities analysts; and

         - economic, financial and other factors and market conditions that can affect the capital markets generally and the market segment of which we are a part.

In addition, the securities markets have experienced significant price and volume fluctuations from time to time that have often been unrelated or disproportionate to the operating performance of particular companies. These broad fluctuations may adversely affect the market price of the common stock.

OUR PRINCIPAL SHAREHOLDERS COULD SIGNIFICANTLY INFLUENCE DECISIONS PERTAINING TO THE COMPANY

         As of February 28, 2001, members of the Turner family, including the Turner Children Trust, beneficially own or otherwise control approximately 80 million shares of our common stock, which represents approximately 24% of our voting stock. Although no voting agreements or other similar arrangements exist among the members of the Turner family, if they determined to vote collectively, the Turner family would significantly influence the outcome of any issues submitted to a vote of our shareholders, including the election of our board of directors. Cal Turner, Jr., a co-trustee of the Turner Children Trust, is also our chairman and chief executive officer.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the common stock offered by this prospectus.

                               SELLING SHAREHOLDER

         As of February 28, 2001, the Turner Children Trust, the selling shareholder, beneficially owned an aggregate of 50,065,030 shares of common stock, representing approximately 15.1% of our outstanding common stock. Based on the sale of all of the shares being registered hereby, and assuming no other purchases or sales by the selling shareholder, the selling shareholder would beneficially own 37,509,016 shares of common stock, which would represent approximately 11.3% of our outstanding common stock. Cal Turner, Jr., our chairman and chief executive officer, and James Stephen Turner are co-trustees of the selling shareholder. The selling shareholder's address is 100 Mission Ridge, Goodlettsville, Tennessee 37072.

                              PLAN OF DISTRIBUTION

         We are registering the shares of common stock covered by this prospectus for the selling shareholder. As used in this prospectus, "selling shareholder" includes the beneficiaries, donees, transferees or others who may later hold the selling shareholder's interests. All costs and fees of registering the shares of common stock will be borne by the selling shareholder.

         The selling shareholder may sell the common stock being offered hereby in one or more of the following ways at various times:

         - to underwriters for resale to the public or to institutional investors;

         -        directly to institutional investors; or

         -        through agents to the public or to institutional investors.

         The selling shareholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling shareholder may sell the common stock on the New York Stock Exchange or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. If underwriters are used in the sale, the common stock will be acquired by the underwriters for their own account and may be resold at various times in one or more transactions, including negotiated transactions, at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. A distribution of the common stock by the selling shareholder may also be effected through the issuance by the selling shareholder or others of derivative securities, including without limitation, warrants, exchangeable securities, forward delivery contracts and the writing of options.

         In addition, the selling shareholder may sell some or all of the shares of common stock covered by this prospectus through:

         - a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

         - purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

         - ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

         -        privately negotiated transactions.

         The selling shareholder may also enter into hedging transactions. For example, the selling shareholder may:

         - enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the common stock pursuant to this prospectus, in which case such broker-dealer or affiliate may use shares of common stock received from the selling shareholder to close out its short positions;

         - sell common stock short itself and redeliver its shares to close out its short positions;

         - enter into option or other types of transactions that require the selling shareholder to deliver common stock to a broker-dealer or an affiliate thereof, who will then resell or transfer the common stock under this prospectus; or

         - loan or pledge the common stock to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.

         The selling shareholder may negotiate and pay broker-dealers commissions, discounts or concessions for their services. Broker-dealers engaged by the selling shareholder may allow other broker-dealers to participate in resales. The selling shareholder and any broker-dealers involved in the sale or resale of the common stock may qualify as "underwriters" within the meaning of the Section 2(a)(11) of the Securities Act of 1933, as amended. In addition, the broker-dealers' commissions, discounts or concession may qualify as underwriters' compensation under the Securities Act. If the selling shareholder qualifies as an "underwriter," it will be subject to the prospectus delivery requirements of Section 5(b)(2) of the Securities Act.

         In addition to selling its common stock under this prospectus, the selling shareholder may:

         - agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the common stock, including liabilities arising under the Securities Act;

         - transfer its common stock in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer;

         - sell its common stock under Rule 144 of the Securities Act rather than under this prospectus, if the transaction meets the requirements of Rule 144; or

         -        sell its common stock by any other legally available means.

                                  LEGAL MATTERS

         The validity of the shares of common stock offered hereby will be passed upon for us by Bass, Berry & Sims PLC, Nashville, Tennessee.

                                     EXPERTS

         The consolidated financial statements incorporated in this prospectus by reference from Dollar General Corporation's Annual Report on Form 10-K/A for the year ended January 28, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                              AVAILABLE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the U.S. Securities and Exchange Commission. Our SEC filings are available on the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities:

Public Reference Room    New York Regional Office   Chicago Regional Office
450 Fifth Street, N.W.   7 World Trade Center       Citicorp Center, Suite 1400
Room 1024                Suite 1300                 500 W. Madison Street
Washington, D.C. 20549   New York, New York 10048   Chicago, Illinois 60661-2511

         You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operations of the public reference facilities. Our SEC filings are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

         This prospectus is part of a registration statement filed by us with the SEC under the Securities Act. As allowed by SEC rules, this prospectus does not contain all of the information that you can find in the registration statement or the exhibits to the registration statement.

         The SEC allows us to "incorporate by reference" the information we file with them, which means:

         -        incorporated documents are considered part of this prospectus;

         - we can disclose important information to you by referring you to those documents; and

         - information that we file with the SEC will automatically update and supersede the information in this prospectus and any information that was previously incorporated in this prospectus.

         We incorporate by reference the documents listed below, which were filed with the SEC under the Securities Exchange Act of 1934, as amended:

         (1) our Annual Report on Form 10-K, as amended, for the year ended January 28, 2000, filed on April 27, 2000 and amended on Form 10-K/A filed on July 31, 2000, which contains our audited financial statements for the fiscal year ended January 28, 2000;

         (2) our Quarterly Report on Form 10-Q for the quarter ended April 28, 2000, filed on June 7, 2000;

         (3) our Quarterly Report on Form 10-Q for the quarter ended July 28, 2000, filed on September 11, 2000;

         (4) our Quarterly Report on Form 10-Q for the quarter ended October 27, 2000, filed on December 11, 2000;

         (5) our Current Reports on Form 8-K filed on February 29, 2000, June 8, 2000, June 22, 2000 and August 8, 2000;

         (6) the description of our common stock contained in our Current Report on Form 8-K, including all amendments and reports filed for the purpose of updating such description prior to the termination of this offering, filed on June 8, 1998 and amended by a filing dated June 11, 1998; and

         (7) the description of our rights to purchase preferred stock contained in our registration statement on Form 8-A, filed on February 29, 2000.

         We also incorporate by reference each of the following documents that we file with the SEC after the date of this prospectus and prior to the termination of the offering:

         -        reports filed under Section 13(a) and (c) of the Exchange Act;

         - definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent shareholders' meeting; and

         -        reports filed under Section 15(d) of the Exchange Act.

         You can obtain any of the filings incorporated by reference in this prospectus from us or from the SEC on the SEC's web site or at the addresses listed above. Documents incorporated by reference are available from us without charge, including any exhibits to those documents that are not specifically incorporated by reference in those documents. You may request a copy of the documents incorporated by reference in this prospectus and any other documents referred to in this prospectus by writing or telephoning us at the following address:

                             Dollar General Corporation
                             100 Mission Ridge
                             Goodlettsville, Tennessee 37072
                             Attention: Kiley Fleming
                             (615) 855-4000

                                     DOLLAR
                                     GENERAL
                                   CORPORATION




                                12,556,014 SHARES

                                  COMMON STOCK











                         ------------------------------

                                   PROSPECTUS

                             ________________, 2001

                         ------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The expenses relating to the registration of the shares of common stock will be borne by the selling shareholder. Such expenses are estimated to be as follows:

    Securities and Exchange Commission Registration Fee.....................    $ 56,754
    Legal Fees and Expenses.................................................      50,000
    Accounting Fees and Expenses............................................      60,000
    Miscellaneous...........................................................       4,246
                                                                                --------
    Total...................................................................    $171,000
                                                                                ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Tennessee Business Corporation Act ("TBCA") provides that a corporation may indemnify an individual made a party to a proceeding because the individual is or was a director or officer of the corporation against liability incurred in connection with the proceeding if: (a) such person acted in good faith; (b) in the case of conduct in an official capacity with the corporation, he or she reasonably believed such conduct was in the corporation's best interests; (c) in all other cases, he or she reasonably believed that his or her conduct was at least not opposed to the best interests of the corporation; and
(d) in connection with any criminal proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. The TBCA also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that such personal benefit was improperly received. Unless the corporation's charter provides otherwise, in cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director or officer of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. Unless the corporation's charter provides otherwise, the TBCA provides that a court of competent jurisdiction, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is entitled to mandatory indemnification or that such individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that (a) such officer or director was adjudged liable to the corporation in a proceeding by or in the right of the corporation; (b) such officer or director was adjudged liable on the basis that personal benefit was improperly received by him or her; or (c) such officer or director breached his or her duty of care to the corporation.

         The registrant's Charter and Bylaws provide that the registrant shall indemnify its directors and officers to the fullest extent permitted by applicable law. The registrant's Bylaws provide further that the registrant shall advance expenses to each director and officer of the registrant to the full extent allowed by the laws of the state of Tennessee, both as now in effect and as hereafter adopted. Under the registrant's Charter and Bylaws, such indemnification and advancement of expenses provisions are not exclusive of any other right that a director or officer may have or acquire both as to action in his or her official capacity and as to action in another capacity.

         The registrant's Charter also provides that to the fullest extent permitted by the TBCA both as now in effect and as hereafter amended, a director of the registrant shall not be liable to the registrant or its shareholders for monetary damages for breach of his or her fiduciary duty as a director.

         The Bylaws also authorize the registrant to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the registrant (or is or was serving in such capacity for another entity at the request of the registrant) against any expense, liability, or loss asserted against and incurred by such person in such capacity, whether or not the registrant would have the power to indemnify such person against such expense, liability, or loss under the indemnification provisions of the Bylaws.

         The registrant believes that its Charter and Bylaw provisions are necessary to attract and retain qualified persons as directors and officers.

         The registrant has in effect a directors' and officers' liability insurance policy which provides coverage for its directors and officers. Under this policy, the insurer agrees to pay, subject to certain exclusions, for any claim made against a director or officer of the registrant for a wrongful act by such director or officer, but only if and to the extent such director or officer becomes legally obligated to pay such claim.

         In addition, the registrant has entered into indemnification agreements with its directors containing provisions that may require the registrant, among other things, to indemnify such persons against various liabilities that may arise by virtue of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

ITEM 16. EXHIBITS.

         The Exhibits to this registration statement are listed in the Index to Exhibits on page II-6.

ITEM 17. UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

                  provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) For purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
                  Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.




                  [Remainder of Page Intentionally Left Blank]

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Goodlettsville, State of Tennessee, on March 9, 2001.


                                    DOLLAR GENERAL CORPORATION



                                    By: /s/ Cal Turner, Jr.
                                        ----------------------------------------
                                        Cal Turner, Jr.
                                        Chairman and Chief Executive Officer


                                POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints Wade Smith and Larry K. Wilcher, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any registration statement relating to the same offering as this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

               Signature                                         Capacity                               Date
----------------------------------------          ----------------------------------------          -------------


 /s/ Cal Turner, Jr.                              Chairman and Chief Executive Officer              March 9, 2001
----------------------------------------
Cal Turner, Jr.


 /s/ Randy Sanderson                              Vice President and Controller (Principal          March 8, 2001
----------------------------------------          Financial and Accounting Officer)
Randy Sanderson


 /s/ Dennis C. Bottorff                           Director                                          March 9, 2001
----------------------------------------
Dennis C. Bottorff


 /s/ Barbara Bowles                               Director                                          March 7, 2001
----------------------------------------
Barbara Bowles


 /s/ James L. Clayton                             Director                                          March 7, 2001
----------------------------------------
James L. Clayton

               Signature                                         Capacity                               Date
----------------------------------------          ----------------------------------------          -------------


 /s/ Reginald D. Dickson                          Director                                          March 7, 2001
----------------------------------------
Reginald D. Dickson


                                                  Director                                          March ___, 2001
----------------------------------------
E. Gordon Gee


 /s/ John B. Holland                              Director                                          March 9, 2001
----------------------------------------
John B. Holland

 /s/ Barbara M. Knuckles                          Director                                          March 7, 2001
----------------------------------------
Barbara M. Knuckles


 /s/ David M. Wilds                               Director                                          March 9, 2001
----------------------------------------
David M. Wilds


 /s/ William S. Wire, II                          Director                                          March 9, 2001
----------------------------------------
William S. Wire, II

                                INDEX TO EXHIBITS

        Exhibit
          No.     Description
        -------   -----------

         4.1 Restated Charter (incorporated by reference to the Company's Current Report on Form 8-K filed February 29, 2000)

         4.2 Bylaws (incorporated by reference to the Company's Proxy Statement for the June 1, 1998 Annual Meeting).

         4.3 Sections 7, 8, 9, 10 and 12 of the Company's Restated Charter (included in Exhibit 4.1).

         4.4 Rights Agreement dated as of February 29, 2000, between Dollar General Corporation and Registrar and Transfer Company (incorporated by reference to the Company's Current Report on Form 8-K filed February 29, 2000).

         5        Opinion of Bass, Berry & Sims PLC

         23.1     Consent of Deloitte & Touche LLP

         23.2     Consent of Bass, Berry & Sims PLC (contained in Exhibit 5)

         24       Power of Attorney (included on page II-4)